SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 21, 2011

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio		44144
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

American Greetings Corporation (“American Greetings”) today announced that it has received a commitment from the Cleveland International Fund (“CIF”) to provide up to a $65 million loan facility to assist in the construction of its new world headquarters. If the loan facility closes, borrowings would remain outstanding for five years and bear interest at a fixed rate of 1.9% per year. The loan facility is scheduled to close on or before February 15, 2012.

Neither party has any obligation under the commitment until the parties have entered into a definitive agreement governing the loan facility. In addition, the CIF, which utilizes the U.S. government-sponsored economic development initiative known as the EB-5 Regional Center Program, expects to raise the funding for the loan facility from qualified foreign nationals. The EB-5 program was established to afford eligible foreign nationals the opportunity to become lawful, permanent residents while stimulating economic activity and creating jobs for U.S. workers through their investments in qualifying projects that create new jobs. As a result, any financing contemplated by the commitment is subject to approval of the world headquarters project by the United States Citizenship and Immigration Service as qualifying under the EB-5 Program as well as the CIF’s ability to raise capital from qualified foreign nationals.

American Greetings previously announced its intention to invest in a new headquarters in northeast Ohio. The new, roughly 700,000 square foot facility, is expected to be developed in a style that is more reflective of its creative culture.

American Greetings had previously considered moving its headquarters outside the state of Ohio. As a result, the state of Ohio agreed to provide American Greetings with certain tax credits, loans, and other incentives totaling up to $93.5 million to assist American Greetings in the development of a new or renovated headquarters in Ohio. American Greetings is required to make certain investments and meet other criteria to receive these incentives over time.

American Greetings is currently in the early stages of the project and has not yet completed the architectural design for the new building. However, based on preliminary estimates, it is anticipated that the costs associated with a new world headquarters building will be between approximately $150 million and $200 million over the next three to four years, with the majority of the spending occurring after the current fiscal year.

Factors That May Affect Future Results

Certain statements in this report may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning our operations and business environment, which are difficult to predict and may be beyond our control. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect our future financial performance, include, but are not limited to, the ultimate design of, and building and other construction costs associated with, any new world headquarters building that we build; our ability to satisfy the requirements to receive government incentives together with the timing of our receipt of these incentives; and whether the loan facility with the CIF will close. Additional risks and uncertainties not presently known to us or that we believe to be immaterial also may adversely affect us. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on our business, financial condition and results of operations. For further information concerning the risks we face and issues that could materially affect our financial performance related to forward-looking statements, refer to our periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended February 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Stephen J. Smith
Stephen J. Smith, Senior Vice President and Chief Financial Officer

Date: September 21, 2011